FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.22, ROAA OF 1.52% AND ROTCE OF 17.60% FOR 1Q 2019
Excluding gains and losses on investment securities transactions, diluted EPS of $1.24, ROAA of 1.54% and ROTCE of 17.87% for 1Q 2019

NASHVILLE, TN, April 15, 2019 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.22 for the quarter ended March 31, 2019, compared to net income per diluted common share of $1.08 for the quarter ended March 31, 2018, an increase of 13.0 percent.
Excluding gains and losses on the sale of investment securities in both 2019 and 2018 and merger-related charges in 2018, net income per diluted common share was $1.24 for the three months ended March 31, 2019, compared to net income per diluted common share of $1.13 for the three months ended March 31, 2018, a growth rate of 9.7 percent.
"Our model is simple. First, we hire long-tenured bankers from our larger, bureaucratic competitors. Then, we support and enable them to move their clients and capture the balance sheet and fee opportunities those clients represent. And, ultimately, we capitalize on the operating leverage associated with hiring successful revenue producers to produce outsized earnings growth," said M. Terry Turner, Pinnacle's president and chief executive officer. "First quarter 2019 was another validation that our model works, as we continued to hire a meaningful number of revenue producers, continued to produce low double-digit loan growth and translated that into roughly 13 percent growth in fully diluted EPS on a GAAP basis, or 10 percent growth, after considering the impact of merger-related charges and gains and losses from investment securities transactions.
"My great friend, Ron Samuels, who is well known to many of our shareholders as the former Chairman and CEO of Avenue Bank here in Nashville, has recently decided that he is ready to retire from his day-to-day responsibilities as part of the leadership team at Pinnacle on June 30. We are grateful that he will remain on our board but will miss his everyday leadership and always optimistic perspective. On behalf of the entire Pinnacle family, I wish Ron and his wife Lynn all the best."

GROWING THE CORE EARNINGS CAPACITY OF THE FIRM:
•Loans at March 31, 2019 were a record $18.2 billion, an increase of $1.8 billion from March 31, 2018, reflecting year-over-year growth of 11.3 percent. Loans at March 31, 2019 increased $467.4 million from Dec. 31, 2018, reflecting a linked-quarter annualized growth rate of 10.6 percent.
◦Average loans were $17.9 billion for the three months ended March 31, 2019, up $308.2 million from $17.6 billion for the three months ended Dec. 31, 2018, an annualized growth rate of 7.0 percent.
◦At March 31, 2019, the remaining discount associated with fair value accounting adjustments on acquired loans was $85.8 million, compared to $95.7 million at Dec. 31, 2018.

•Deposits at March 31, 2019 were $18.5 billion, an increase of $2.0 billion from March 31, 2018, reflecting year-over-year growth of 12.0 percent. Deposits at March 31, 2019 decreased $368.6 million from Dec. 31, 2018, primarily from more favorable funding strategies.
◦Average deposits were $18.4 billion for the three months ended March 31, 2019, consistent with the $18.4 billion for the three months ended Dec. 31, 2018.
◦Core deposits were $16.3 billion at March 31, 2019, compared to $16.5 billion at Dec. 31, 2018 and $14.8 billion at March 31, 2018, a year-over-year growth rate of 10.8 percent.
•Revenues for the quarter ended March 31, 2019 were $238.3 million, a decrease of $9.2 million from the $247.5 million recognized in the fourth quarter of 2018, and up $19.7 million from the first quarter of 2018. This represents a year-over-year growth rate of 9.0 percent, despite a $5.7 million reduction in the first quarter of 2019 in discount accretion associated with fair value adjustments compared to the first quarter of 2018.
◦Revenue per fully diluted share was $3.09 for the three months ended March 31, 2019, compared to $3.19 for the fourth quarter of 2018 and $2.83 for the first quarter of 2018.

"We hired 27 high-profile revenue producers in the first three months of 2019, a strong predictor of our continued future growth," Turner said. "We believe our recruiting success is creating even more opportunities for our firm to move meaningful market share from larger, more vulnerable banks and we expect to attract the best bankers who control the best clients in our markets. It is the only way I know to reliably produce outsized growth on a sound basis through a typical credit cycle.
"We expected low double-digit linked-quarter loan growth in the first quarter of 2019. We operate in 11 of the best banking markets in the United States and, given that Pinnacle is a relatively new entrant to seven of those markets, we are very optimistic about our future growth opportunities.
"Additionally, it now appears that we have successfully leveraged our distinctive culture and differentiated client experience to produce meaningful revenue synergies following our merger with BNC Bancorp," Turner said. "Many times, merger integrations have the impact of destroying associate and client engagement, which results in diminished growth and performance metrics. But at Pinnacle, largely based on how our associates responded to The Great Place to Work Institute's survey, we were recently recognized by FORTUNE magazine as the second-best place to work in Finance and Insurance, up from No. 7 on the prestigious list when the BNC merger was announced in early 2017. Similarly, Greenwich Associates recently recognized us as one of very few banks in its large research universe that has been able to establish a truly differentiated brand among businesses — specifically that we are easy to do business with. This relentless focus on associate engagement and the client experience has enabled us to produce extraordinary growth in the Carolinas and Virginia, our newest markets, even while changing the brand and converting systems. We are pleased to have experienced a compounded annual growth rate of 11 percent in both loans and deposits in that footprint since December 31, 2017."

FOCUSING ON PROFITABILITY:
•Return on average assets was 1.52 percent for the first quarter of 2019, compared to 1.54 percent for the fourth quarter of 2018 and 1.53 percent  for the first quarter last year. First quarter 2019 return on average tangible assets amounted to 1.64 percent, compared to 1.66 percent for the fourth quarter of 2018 and 1.67 percent for the first quarter of 2018.

◦Excluding gains and losses from investment securities transactions and, for 2018, merger-related charges, return on average assets was 1.54 percent for the first quarter of 2019, compared to 1.56 percent for the fourth quarter of 2018 and 1.60 percent for the first quarter of 2018. Likewise, excluding gains and losses from investment securities transactions and, for 2018, merger-related charges, the firm’s return on average tangible assets was 1.67 percent for the first quarter of 2019, compared to 1.69 percent for the fourth quarter of 2018 and 1.74 percent for the first quarter of 2018.
•Return on average common equity for the first quarter of 2019 amounted to 9.49 percent, compared to 9.60 percent for the fourth quarter of 2018 and 9.07 percent for the first quarter of 2018. First quarter 2019 return on average tangible common equity amounted to 17.60 percent, compared to 18.14 percent for the fourth quarter of 2018 and 18.12 percent for the first quarter of 2018.
◦Excluding gains and losses from investment securities transactions and, for 2018, merger-related charges, return on average tangible common equity amounted to 17.87 percent for the first quarter of 2019, compared to 18.46 percent for the fourth quarter of 2018 and 18.98 percent for the first quarter of 2018.

"Our profitability metrics are strong and provide us the ongoing leverage to hire more revenue producers and further invest in our future growth," said Harold R. Carpenter, Pinnacle's chief financial officer. "We originally published our model for targeted profitability back in 2012 and have elevated those targets several times since. We are cognizant that our industry faces many macro challenges. In spite of these challenges, we continue to target top-quartile profitability and, more importantly, continue our focus on earnings per share growth and tangible book value per share accretion, having produced 5-year compounded annual growth rates of 14.5 percent and 12.5 percent, respectively, through the first quarter of 2019."

MAINTAINING A FORTRESS BALANCE SHEET:
•Net charge-offs were $3.6 million for the quarter ended March 31, 2019, compared to $5.7 million for the quarter ended Dec. 31, 2018 and $4.0 million for the quarter ended March 31, 2018. Annualized net charge-offs as a percentage of average loans for the quarter ended March 31, 2019 declined to 0.08 percent, compared to 0.11 percent for the quarter ended Dec. 31, 2018 and 0.10 percent for the first quarter of 2018.
•Nonperforming assets increased to 0.61 percent of total loans and ORE at March 31, 2019, compared to 0.58 percent at both Dec. 31, 2018 and March 31, 2018. Nonperforming assets were $111.3 million at March 31, 2019, compared to $103.2 million at Dec. 31, 2018 and $94.7 million at March 31, 2018.
•The classified asset ratio at March 31, 2019 was 13.0 percent, compared to 12.4 percent at Dec. 31, 2018 and 12.6 percent at March 31, 2018. Classified assets were $306.8 million at March 31, 2019, compared to $284.7 million at Dec. 31, 2018 and $258.1 million at March 31, 2018.
•The allowance for loan losses represented 0.48 percent of total loans at March 31, 2019, compared to 0.47 percent at Dec. 31, 2018 and 0.43 percent at March 31, 2018.
◦The ratio of the allowance for loan losses to nonperforming loans was 90.7 percent at March 31, 2019, compared to 95.2 percent at Dec. 31, 2018 and 100.0 percent at March 31, 2018. At March 31, 2019, purchase credit impaired loans of $10.6 million, which were recorded at fair value upon acquisition, represented 11.0 percent of the firm's nonperforming loans.

◦Provision for loan losses was $7.2 million in the first quarter of 2019, compared to $9.3 million in the fourth quarter of 2018 and $6.9 million in the first quarter of 2018.

"We are extremely pleased with where we are on asset quality," Carpenter said. "Net charge-offs, nonperforming assets and classified assets remain very low. We remain optimistic about the credit prospects for our firm for the remainder of 2019.  Additionally, in terms of credit concentrations, following the BNC merger many outside observers thought that our reliance on CRE was too important to our franchise's growth goals and could not be reduced without risk to those growth goals. We are pleased to report that our long-standing competence in C&I lending has enabled us to achieve our growth targets, while our commercial real estate to total risk-based capital ratio has gradually decreased to 282.5 percent, and the ratio of construction loans to total risk-based capital also decreased to 84.1 percent at March 31, 2019."

GROWING REVENUES
•Net interest income for the quarter ended March 31, 2019 was $187.2 million, compared to $190.2 million for the fourth quarter of 2018 and $174.5 million for the first quarter of 2018, a year-over-year growth rate of 7.3 percent. Net interest margin was 3.62 percent for the first quarter of 2019, compared to 3.63 percent for the fourth quarter of 2018 and 3.77 percent for the first quarter of 2018.
◦Included in net interest income for the first quarter of 2019 was $9.7 million of discount accretion associated with fair value adjustments, compared to $13.2 million of discount accretion recognized in the fourth quarter of 2018 and $15.4 million in the first quarter of 2018.
◦Average earning assets included $92.4 million of fair value adjustments related to our acquisitions at March 31, 2019, compared to $105.8 million at Dec. 31, 2018 and $157.9 million at March 31, 2018.
•Noninterest income for the quarter ended March 31, 2019 was $51.1 million, compared to a record $57.3 million for the fourth quarter of 2018 and $44.2 million for the first quarter of 2018, up 15.6 percent over the first quarter of last year.
◦Wealth management revenues, which include investment, trust and insurance services, were $11.6 million for the quarter ended March 31, 2019, compared to $11.5 million for both the fourth quarter of 2018 and for the first quarter of 2018.
◦Income from the firm's investment in Bankers Healthcare Group (BHG) was $13.3 million for the quarter ended March 31, 2019, compared to $17.9 million for the quarter ended Dec. 31, 2018 and $9.4 million for the quarter ended March 31, 2018. Income from the firm's investment in BHG grew 42.0 percent for the quarter ended March 31, 2019, compared to the quarter ended March 31, 2018.
◦Other noninterest income decreased by $2.5 million between the first quarter of 2019 and the fourth quarter of 2018. Contributing to this decrease were $608,000 of decreased fees related to the firm's participation in SBA lending programs and $1.3 million less of gains on loan swaps sold to the firm's clients.

"Adjusting for the impact of purchase accounting, we are successfully translating our increasing client counts and balance sheet growth into meaningful net interest income and fee income growth," Carpenter said. "Impacting net interest income in the first quarter was a $3.5 million reduction in discount accretion from fair value adjustments between the fourth and first quarters. Additionally, our linked-quarter net interest income also decreased due to a fewer number of business days in the first quarter. Absent these matters, we would consider linked-quarter net interest income to be quite strong in a very difficult and volatile interest rate environment. Noninterest income was also strong in the first quarter, up 15.6 percent year-over-year, as mortgage revenues improved in the current rate environment, and BHG had another phenomenal quarter."

CREATING OPERATING LEVERAGE
•Noninterest expense for the quarter ended March 31, 2019 was $114.1 million, compared to $119.4 million in the fourth quarter of 2018 and $108.6 million in the first quarter of 2018, reflecting a year-over-year decrease of 5.0 percent.
◦Salaries and employee benefits were $70.4 million in the first quarter of 2019, compared to $74.7 million in the fourth quarter of 2018 and $63.7 million in the first quarter of 2018, reflecting a year-over-year increase of 10.4 percent.
▪Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to $6.3 million in the first quarter of 2019, compared to $13.7 million in the fourth quarter of 2018 and $5.7 million in the first quarter of last year.
◦The efficiency ratio for the first quarter of 2019 decreased to 47.86 percent, compared to 48.25 percent for the fourth quarter of 2018 and 49.7 percent in the first quarter of 2018. The ratio of noninterest expenses to average assets decreased to 1.85 percent for the first quarter of 2019 from 1.92 percent in the fourth quarter of 2018 and 1.98 percent in the first quarter of 2018.
▪Excluding merger-related charges, gains and losses from investment securities transactions and other real estate owned (ORE) expense in each period, the efficiency ratio was 47.37 percent for the first quarter of 2019, compared to 47.55 percent for the fourth quarter of 2018 and 47.58 percent for the first quarter of 2018. Excluding ORE expense, the ratio of noninterest expense to average assets was 1.84 percent for the first quarter of 2019, compared to 1.91 percent for the fourth quarter of 2018 and 1.90 percent for the first quarter of 2018.
◦The effective tax rate for the first quarter of 2019 was 19.7 percent, compared to 19.7 percent for the fourth quarter of 2018 and 19.0 percent for the first quarter of 2018. The effective tax rate for the first quarter of 2019 includes a tax benefit related to equity compensation of $769,000, compared to $14,000 in the fourth quarter of 2018 and $2.7 million in the first quarter of 2018, respectively, associated with vesting benefits.
◦During the first quarter of 2019, the firm acquired approximately 543,600 shares of its common stock in open market transactions pursuant to its previously approved share repurchase program, at an average price of $55.25.

"We continue to be pleased with the management of our expense base and our team’s focus on growing revenues without the need to focus entirely on structural expense reductions as the primary pathway for shareholder value creation," Carpenter said. "During the first quarter of 2019, we paid our associates a target incentive award for 2018, which serves to create a lot of positive energy around our firm. As to expense run rates for 2019, other than increasing our incentive accruals should we be able to achieve our corporate earnings goals, we don’t foresee any unusual items currently. Obviously, with recent merger announcements from competitors in our markets, we’d love to capitalize on the opportunity to ramp up our hiring activity."

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on April 16, 2019 to discuss first quarter 2019 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Pinnacle Banks has the No. 1 deposit market share in the Nashville-Murfreesboro-Franklin MSA, according to June 30, 2018 deposit data from the FDIC. Pinnacle earned a place on FORTUNE’s 2017, 2018 and 2019 lists of the 100 Best Companies to Work For in the U.S., and American Banker recognized Pinnacle as one of America’s Best Banks to Work For six years in a row.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $25.6 billion in assets as of March 31, 2019. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 11 primarily urban markets in Tennessee, the Carolinas and Virginia.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to:  (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits; (iii) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vi) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (vii) greater than anticipated adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina and Virginia,  particularly in commercial and residential real estate markets; (viii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating or that affect the yield curve; (ix) the results of regulatory examinations; (x) a merger or acquisition; (xi) risks of expansion into new geographic or product markets; (xii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets; (xiii) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xiv) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xv) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Financial's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xvi) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xvii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Financial contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xviii) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xix) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xx) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxi) risks associated with the possible shutdown of the United States federal government, including adverse effects on the national or local economies and adverse effects resulting from a shutdown of the U.S. Small Business Administration's SBA loan program; (xxii) the availability of and access to capital; (xxiii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxiv) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters

This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investments, the revaluation of Pinnacle Financial’s deferred tax assets and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude expenses associated with Pinnacle Bank's merger with BNC. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2019 versus certain periods in 2018 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	March 31, 2019	December 31, 2018	March 31, 2018
ASSETS
Cash and noninterest-bearing due from banks	$167,181	$137,433	$128,854
Restricted cash	101,367	65,491	15,451
Interest-bearing due from banks	210,389	516,920	222,579
Federal funds sold and other	6,560	1,848	1,879
Cash and cash equivalents	485,497	721,692	368,763

Securities available-for-sale, at fair value	3,250,006	3,083,686	2,960,624
Securities held-to-maturity (fair value of $199.0 million, $193.1 million, and $20.6 million at Mar. 31, 2019, Dec. 31, 2018, and Mar. 31, 2018, respectively)	194,043	194,282	20,677
Consumer loans held-for-sale	53,658	34,196	100,231
Commercial loans held-for-sale	14,456	15,954	18,625

Loans	18,174,906	17,707,549	16,326,017
Less allowance for loan losses	(87,194)	(83,575)	(70,204)
Loans, net	18,087,712	17,623,974	16,255,813

Premises and equipment, net	262,595	265,560	269,439
Equity method investment	239,861	239,237	226,704
Accrued interest receivable	79,594	79,657	60,918
Goodwill	1,807,121	1,807,121	1,808,300
Core deposits and other intangible assets	43,850	46,161	54,012
Other real estate owned	15,077	15,165	23,982
Other assets	1,024,388	904,359	767,086
Total assets	$25,557,858	$25,031,044	$22,935,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$4,317,787	$4,309,067	$4,274,213
Interest-bearing	3,170,570	3,464,001	3,040,154
Savings and money market accounts	7,349,496	7,607,796	6,615,562
Time	3,642,608	3,468,243	2,572,980
Total deposits	18,480,461	18,849,107	16,502,909
Securities sold under agreements to repurchase	100,698	104,741	131,863
Federal Home Loan Bank advances	2,121,075	1,443,589	1,976,881
Subordinated debt and other borrowings	484,703	485,130	465,550
Accrued interest payable	26,052	23,586	13,592
Other liabilities	288,930	158,951	95,076
Total liabilities	21,501,919	21,065,104	19,185,871

Preferred stock, no par value; 10.0 million shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $1.00; 180.0 million shares authorized at Mar. 31, 2019 and Dec. 31, 2018 and 90.0 million shares authorized at Mar. 31, 2018; 77.1 million, 77.5 million shares and 77.9 million shares issued and outstanding at Mar. 31, 2019, Dec. 31, 2018 and Mar. 31, 2018, respectively	77,064	77,484	77,853
Additional paid-in capital	3,079,358	3,107,431	3,115,990
Retained earnings	914,545	833,130	591,680
Accumulated other comprehensive loss, net of taxes	(15,028)	(52,105)	(36,220)
Total stockholders' equity	4,055,939	3,965,940	3,749,303
Total liabilities and stockholders' equity	$25,557,858	$25,031,044	$22,935,174

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest income:
Loans, including fees	$229,379	$228,599	$191,214
Securities
Taxable	13,540	13,013	11,222
Tax-exempt	11,672	10,286	7,285
Federal funds sold and other	3,292	4,197	1,807
Total interest income	257,883	256,095	211,528

Interest expense:
Deposits	54,217	50,123	23,981
Securities sold under agreements to repurchase	145	150	130
FHLB advances and other borrowings	16,275	15,607	12,946
Total interest expense	70,637	65,880	37,057
Net interest income	187,246	190,215	174,471
Provision for loan losses	7,184	9,319	6,931
Net interest income after provision for loan losses	180,062	180,896	167,540

Noninterest income:
Service charges on deposit accounts	8,542	9,753	7,905
Investment services	5,404	6,136	5,245
Insurance sales commissions	2,928	2,038	3,119
Gains on mortgage loans sold, net	4,878	3,141	3,744
Investment gains and losses on sales, net	(1,960)	(2,295)	30
Trust fees	3,295	3,375	3,117
Income from equity method investment	13,290	17,936	9,360
Other noninterest income	14,686	17,186	11,663
Total noninterest income	51,063	57,270	44,183

Noninterest expense:
Salaries and employee benefits	70,376	74,725	63,719
Equipment and occupancy	19,331	19,073	17,743
Other real estate, net	246	631	(794)
Marketing and other business development	2,948	3,628	2,247
Postage and supplies	1,892	1,831	2,039
Amortization of intangibles	2,311	2,576	2,698
Merger-related expenses	—	—	5,353
Other noninterest expense	16,947	16,945	15,575
Total noninterest expense	114,051	119,409	108,580
Income before income taxes	117,074	118,757	103,143
Income tax expense	23,114	23,439	19,633
Net income	$93,960	$95,318	$83,510

Per share information:
Basic net income per common share	$1.22	$1.24	$1.08
Diluted net income per common share	$1.22	$1.23	$1.08

Weighted average shares outstanding:
Basic	76,803,171	77,096,522	77,077,957
Diluted	77,127,692	77,469,803	77,365,664

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2019	2018	2018	2018	2018	2017
Balance sheet data, at quarter end:
Commercial and industrial loans	$5,419,520	5,271,420	5,006,247	4,821,299	4,490,886	4,141,341
Commercial real estate - owner occupied	2,617,541	2,653,433	2,688,247	2,504,891	2,427,946	2,460,015
Commercial real estate - investment	4,107,953	3,855,643	3,818,055	3,822,182	3,714,854	3,564,048
Commercial real estate - multifamily and other	693,652	655,879	708,817	697,566	651,488	645,547
Consumer real estate - mortgage loans	2,887,628	2,844,447	2,815,160	2,699,399	2,580,766	2,561,214
Construction and land development loans	2,097,570	2,072,455	2,059,009	2,133,646	2,095,875	1,908,288
Consumer and other	351,042	354,272	368,474	363,870	364,202	352,663
Total loans	18,174,906	17,707,549	17,464,009	17,042,853	16,326,017	15,633,116
Allowance for loan losses	(87,194)	(83,575)	(79,985)	(75,670)	(70,204)	(67,240)
Securities	3,444,049	3,277,968	3,199,579	2,975,469	2,981,301	2,536,045
Total assets	25,557,858	25,031,044	24,557,545	23,988,370	22,935,174	22,205,700
Noninterest-bearing deposits	4,317,787	4,309,067	4,476,925	4,361,414	4,274,213	4,381,386
Total deposits	18,480,461	18,849,107	18,407,515	17,857,418	16,502,909	16,451,702
Securities sold under agreements to repurchase	100,698	104,741	130,217	128,739	131,863	135,262
FHLB advances	2,121,075	1,443,589	1,520,603	1,581,867	1,976,881	1,319,909
Subordinated debt and other borrowings	484,703	485,130	465,487	465,433	465,550	465,505
Total stockholders' equity	4,055,939	3,965,940	3,897,041	3,826,677	3,749,303	3,707,952
Balance sheet data, quarterly averages:
Total loans	$17,938,480	17,630,281	17,259,139	16,729,734	15,957,466	15,520,255
Securities	3,302,676	3,148,638	3,075,633	2,970,267	2,829,604	2,850,322
Federal funds sold and other	469,909	645,644	647,728	442,401	335,093	439,167
Total earning assets	21,711,065	21,424,563	20,982,500	20,142,402	19,122,163	18,809,744
Total assets	25,049,954	24,616,733	24,125,051	23,236,945	22,204,599	21,933,500
Noninterest-bearing deposits	4,195,443	4,317,782	4,330,917	4,270,459	4,304,186	4,165,876
Total deposits	18,358,094	18,368,012	18,112,766	16,949,374	16,280,581	16,091,700
Securities sold under agreements to repurchase	109,306	119,247	146,864	123,447	129,969	134,983
FHLB advances	1,926,358	1,689,920	1,497,511	1,884,828	1,584,281	1,465,145
Subordinated debt and other borrowings	470,775	469,074	468,990	474,328	471,029	477,103
Total stockholders' equity	4,017,375	3,939,927	3,874,430	3,795,963	3,732,633	3,706,741
Statement of operations data, for the three months ended:
Interest income	$257,883	256,095	248,110	230,984	211,528	208,371
Interest expense	70,637	65,880	58,690	48,748	37,057	33,354
Net interest income	187,246	190,215	189,420	182,236	174,471	175,017
Provision for loan losses	7,184	9,319	8,725	9,402	6,931	6,281
Net interest income after provision for loan losses	180,062	180,896	180,695	172,834	167,540	168,736
Noninterest income	51,063	57,270	51,478	47,939	44,183	36,202
Noninterest expense	114,051	119,409	113,990	110,908	108,580	122,973
Income before taxes	117,074	118,757	118,183	109,865	103,143	81,965
Income tax expense	23,114	23,439	24,436	23,000	19,633	55,167
Net income	$93,960	95,318	93,747	86,865	83,510	26,798

Profitability and other ratios:
Return on avg. assets (1)	1.52%	1.54%	1.54%	1.50%	1.53%	0.48%
Return on avg. common equity (1)	9.49%	9.60%	9.60%	9.18%	9.07%	2.87%
Return on avg. tangible common equity (1)	17.60%	18.14%	18.44%	18.01%	18.12%	5.76%
Dividend payout ratio (16)	13.39%	13.79%	14.89%	16.57%	18.36%	20.00%
Net interest margin (2)	3.62%	3.63%	3.65%	3.69%	3.77%	3.76%
Noninterest income to total revenue (3)	21.43%	23.14%	21.37%	20.83%	20.21%	17.27%
Noninterest income to avg. assets (1)	0.83%	0.92%	0.85%	0.83%	0.81%	0.66%
Noninterest exp. to avg. assets (1)	1.85%	1.92%	1.87%	1.91%	1.98%	2.22%
Efficiency ratio (4)	47.86%	48.25%	47.32%	48.18%	49.66%	58.22%
Avg. loans to avg. deposits	97.71%	95.98%	95.29%	98.70%	98.02%	96.45%
Securities to total assets	13.48%	13.10%	13.03%	12.40%	13.00%	11.42%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	March 31, 2019			March 31, 2018
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$17,938,480	$229,379	5.28%	$15,957,466	$191,214	4.91%
Securities
Taxable	1,845,927	13,540	2.97%	1,794,402	11,222	2.54%
Tax-exempt (2)	1,456,749	11,672	3.87%	1,035,202	7,285	3.44%
Federal funds sold and other	469,909	3,292	2.84%	335,093	1,807	2.19%
Total interest-earning assets	21,711,065	$257,883	4.94%	19,122,163	$211,528	4.56%
Nonearning assets
Intangible assets	1,852,451			1,863,736
Other nonearning assets	1,486,438			1,218,700
Total assets	$25,049,954			$22,204,599

Interest-bearing liabilities
Interest-bearing deposits:
Interest bearing demand deposits	$749,975	$3,285	1.78%	$774,883	$1,782	0.93%
Interest checking	2,380,517	6,038	1.03%	2,198,707	3,332	0.61%
Savings and money market	7,539,052	26,336	1.42%	6,454,463	11,988	0.75%
Time	3,493,107	18,558	2.15%	2,548,342	6,879	1.09%
Total interest-bearing deposits	14,162,651	54,217	1.55%	11,976,395	23,981	0.81%
Securities sold under agreements to repurchase	109,306	145	0.54%	129,969	130	0.40%
Federal Home Loan Bank advances	1,926,358	9,963	2.10%	1,584,281	7,007	1.79%
Subordinated debt and other borrowings	470,775	6,312	5.44%	471,029	5,939	5.11%
Total interest-bearing liabilities	16,669,090	70,637	1.72%	14,161,674	37,057	1.06%
Noninterest-bearing deposits	4,195,443	—	—	4,304,186	—	—
Total deposits and interest-bearing liabilities	20,864,533	$70,637	1.37%	18,465,860	$37,057	0.81%
Other liabilities	168,046			6,106
Stockholders' equity	4,017,375			3,732,633
Total liabilities and stockholders' equity	$25,049,954			$22,204,599
Net interest income		$187,246			$174,471
Net interest spread (3)			3.22%			3.50%
Net interest margin (4)			3.62%			3.77%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the quarter ended March 31, 2019 would have been 3.57% compared to a net interest spread of 3.75% for the quarter ended March 31, 2018.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2019	2018	2018	2018	2018	2017
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	96,144	87,834	77,868	70,887	70,202	57,455
Other real estate (ORE) and other nonperforming assets (NPAs)	15,138	15,393	17,731	20,229	24,533	28,028
Total nonperforming assets	$111,282	103,227	95,599	91,116	94,735	85,483
Past due loans over 90 days and still accruing interest	$1,982	1,558	1,773	1,572	1,131	4,139
Accruing troubled debt restructurings (5)	$5,481	5,899	6,125	5,647	6,115	6,612
Accruing purchase credit impaired loans	$13,122	14,743	21,473	22,993	24,398	26,719
Net loan charge-offs	$3,565	5,729	4,410	3,936	3,967	4,200
Allowance for loan losses to nonaccrual loans	90.7%	95.2%	102.7%	106.7%	100.0%	117.0%
As a percentage of total loans:
Past due accruing loans over 30 days	0.22%	0.34%	0.25%	0.23%	0.24%	0.38%
Potential problem loans (6)	1.05%	1.00%	1.16%	1.00%	0.97%	1.05%
Allowance for loan losses	0.48%	0.47%	0.46%	0.44%	0.43%	0.43%
Nonperforming assets to total loans, ORE and other NPAs	0.61%	0.58%	0.55%	0.53%	0.58%	0.55%
Nonperforming assets to total assets	0.44%	0.41%	0.39%	0.38%	0.41%	0.38%
Classified asset ratio (Pinnacle Bank) (8)	13.0%	12.4%	13.7%	12.6%	12.6%	12.9%
Annualized net loan charge-offs to avg. loans (7)	0.08%	0.11%	0.10%	0.10%	0.10%	0.13%
Wtd. avg. commercial loan internal risk ratings (6)	44.9	44.4	4.5	4.4	4.4	4.5
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	5.28%	5.22%	5.15%	5.04%	4.91%	4.87%
Securities	3.37%	3.22%	3.11%	2.91%	2.87%	2.68%
Total earning assets	4.94%	4.85%	4.76%	4.66%	4.56%	4.46%
Total deposits, including non-interest bearing	1.20%	1.08%	0.97%	0.78%	0.60%	0.53%
Securities sold under agreements to repurchase	0.54%	0.50%	0.44%	0.47%	0.40%	0.38%
FHLB advances	2.10%	2.18%	2.16%	2.06%	1.79%	1.64%
Subordinated debt and other borrowings	5.44%	5.33%	5.29%	5.20%	5.11%	4.83%
Total deposits and interest-bearing liabilities	1.37%	1.27%	1.15%	1.01%	0.81%	0.73%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	15.9%	15.8%	15.9%	16.0%	16.3%	16.7%
Common equity Tier one	9.4%	9.6%	9.4%	9.3%	9.2%	9.2%
Tier one risk-based	9.4%	9.6%	9.4%	9.3%	9.2%	9.2%
Total risk-based	12.0%	12.2%	12.1%	12.0%	12.0%	12.0%
Leverage	9.0%	8.9%	8.8%	8.8%	8.8%	8.7%
Tangible common equity to tangible assets	9.3%	9.1%	9.0%	8.9%	9.0%	9.1%
Pinnacle Bank ratios:
Common equity Tier one	10.4%	10.5%	10.3%	10.2%	10.3%	10.3%
Tier one risk-based	10.4%	10.5%	10.3%	10.2%	10.3%	10.3%
Total risk-based	11.4%	11.5%	11.4%	11.2%	11.3%	11.4%
Leverage	9.9%	9.8%	9.6%	9.7%	9.8%	9.7%
Construction and land development loans as a percentage of total capital (19)	84.1%	85.2%	87.8%	94.6%	96.1%	89.4%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	282.5%	277.7%	287.6%	304.3%	306.2%	297.1%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	March	December	September	June	March	December
	2019	2018	2018	2018	2018	2017

Per share data:
Earnings – basic	$1.22	1.24	1.22	1.13	1.08	0.35
Earnings - basic, excluding merger-related charges, gains and losses on sales of investment securities and revaluation of deferred tax assets	$1.24	1.26	1.22	1.15	1.13	0.98
Earnings – diluted	$1.22	1.23	1.21	1.12	1.08	0.35
Earnings - diluted, excluding merger-related charges, gains and losses on sales of investment securities and revaluation of deferred tax assets	$1.24	1.25	1.21	1.15	1.13	0.97
Common dividends per share	$0.16	0.16	0.14	0.14	0.14	0.14
Book value per common share at quarter end (9)	$52.63	51.18	50.05	49.15	48.16	47.70
Tangible book value per common share at quarter end (9)	$28.61	27.27	26.21	25.28	24.24	23.71
Revenue per diluted share	$3.09	3.19	3.11	2.97	2.83	2.73
Revenue per diluted share, excluding investment (gains) losses on sale of securities, net	$3.12	3.22	3.11	2.97	2.83	2.83
Noninterest expense per diluted share	$1.48	1.54	1.47	1.43	1.40	1.59
Noninterest expense per diluted share, excluding the impact of other real estate expense and merger-related charges	$1.48	1.53	1.47	1.38	1.34	1.34

Investor information:
Closing sales price on last trading day of quarter	$54.70	46.10	60.15	61.35	64.20	66.30
High closing sales price during quarter	$59.55	61.04	66.20	68.10	69.45	69.30
Low closing sales price during quarter	$46.35	44.03	60.05	61.35	60.20	63.85

Other information:
Gains on residential mortgage loans sold:
Residential mortgage loan sales:
Gross loans sold	$193,830	236,861	278,073	264,934	237,667	289,149
Gross fees (10)	$5,695	6,184	7,756	7,134	6,036	7,364
Gross fees as a percentage of loans originated	2.94%	2.61%	2.79%	2.69%	2.54%	2.55%
Net gain on residential mortgage loans sold	$4,878	3,141	3,902	3,777	3,744	3,839
Investment gains (losses) on sales of securities, net (15)	$(1,960)	(2,295)	11	—	30	(8,265)
Brokerage account assets, at quarter end (11)	$4,122,980	3,763,911	3,998,774	3,745,635	3,508,669	3,266,936
Trust account managed assets, at quarter end	$2,263,095	2,055,861	2,074,027	1,920,226	1,844,871	1,837,233
Core deposits (12)	$16,340,763	16,489,173	16,076,859	15,400,142	14,750,211	14,838,208
Core deposits to total funding (12)	88.4%	79.0%	78.3%	76.9%	77.3%	80.8%
Risk-weighted assets	$22,001,959	21,137,263	20,705,547	20,151,827	19,286,101	18,812,653
Number of offices	114	114	115	115	114	114
Total core deposits per office	$143,340	144,642	139,799	133,914	129,388	130,160
Total assets per full-time equivalent employee	$10,997	10,897	10,917	10,911	10,677	10,415
Annualized revenues per full-time equivalent employee	$415.9	427.5	424.9	419.9	412.8	393.1
Annualized expenses per full-time equivalent employee	$199.0	206.2	201.0	202.3	205.0	228.8
Number of employees (full-time equivalent)	2,324.0	2,297.0	2,249.5	2,198.5	2,148.0	2,132.0
Associate retention rate (13)	92.8%	92.3%	91.1%	89.6%	89.9%	93.5%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2019	2018	2018

Net interest income	$187,246	190,215	174,471

Noninterest income	51,063	57,270	44,183
Total revenues	238,309	247,485	218,654
Less: Investment (gains) losses on sales of securities, net	1,960	2,295	(30)
Total revenues excluding the impact of investment (gains) losses on sales of securities, net	240,269	249,780	218,684

Noninterest expense	114,051	119,409	108,580
Less: Other real estate (ORE) expense	246	631	(794)
Merger-related charges	—	—	5,353
Noninterest expense excluding the impact of ORE expense and merger-related charges	113,805	118,778	104,021

Adjusted pre-tax pre-provision income(14)	$126,464	131,002	114,663

Efficiency ratio (4)	47.86%	48.25%	49.66%
Adjustment due to investment gains and losses, ORE expense and merger-related charges	(0.49)%	(0.70)%	(2.08)%
Efficiency ratio (excluding investment gains and losses, ORE expense and merger-related charges)	47.37%	47.55%	47.58%

Total average assets	$25,049,954	24,616,733	22,204,599

Noninterest expense to average assets	1.85%	1.92%	1.98%
Adjustment due to ORE expense and merger-related charges	(0.01)%	(0.01)%	(0.08)%
Noninterest expense (excluding ORE expense and merger-related charges) to average assets (1)	1.84%	1.91%	1.90%

Net income	$93,960	95,318	83,510
Merger-related charges	—	—	5,353
Investment (gains) losses on sales of securities, net	1,960	2,295	(30)
Tax effect on merger-related charges and investment gains and losses (18)	(512)	(600)	(1,391)
Net income excluding merger-related charges and gains and losses on sales of investment securities	$95,408	97,013	87,442

Basic earnings per share	$1.22	1.24	1.08
Adjustment due to merger-related charges and gains and losses on sales of investment securities	0.02	0.02	0.05
Basic earnings per share excluding merger-related charges and gains and losses on sales of investment securities	$1.24	1.26	1.13

Diluted earnings per share	$1.22	1.23	1.08
Adjustment due to merger-related charges and gains and losses on sales of investment securities	0.02	0.02	0.05
Diluted earnings per share excluding merger-related charges and gains and losses on sales of investment securities	$1.24	1.25	1.13

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2019	2018	2018

Return on average assets	1.52%	1.54%	1.53%
Adjustment due to merger-related charges and gains and losses on sales of investment securities	0.02%	0.02%	0.07%
Return on average assets excluding merger-related charges and gains and losses on sales of investment securities	1.54%	1.56%	1.60%

Tangible assets:
Total assets	$25,557,858	25,031,044	22,935,174
Less: Goodwill	(1,807,121)	(1,807,121)	(1,808,300)
Core deposit and other intangible assets	(43,850)	(46,161)	(54,012)
Net tangible assets	$23,706,887	23,177,762	21,072,862

Tangible equity:
Total stockholders' equity	$4,055,939	3,965,940	3,749,303
Less: Goodwill	(1,807,121)	(1,807,121)	(1,808,300)
Core deposit and other intangible assets	(43,850)	(46,161)	(54,012)
Net tangible common equity	$2,204,968	2,112,658	1,886,991

Ratio of tangible common equity to tangible assets	9.30%	9.12%	8.95%

Average tangible assets:
Average assets	$25,049,954	24,616,733	22,204,599
Less: Average goodwill	(1,807,121)	(1,807,121)	(1,808,055)
Average core deposit and other intangible assets	(45,330)	(47,711)	(55,681)
Net average tangible assets	$23,197,503	22,761,901	20,340,863

Return on average assets	1.52%	1.54%	1.53%
Adjustment due to goodwill, core deposit and other intangible assets	0.12%	0.12%	0.14%
Return on average tangible assets	1.64%	1.66%	1.67%
Adjustment due to merger-related charges and gains and losses on sales of investment securities	0.03%	0.03%	0.07%
Return on average tangible assets excluding merger-related charges and gains and losses on sales of investment securities	1.67%	1.69%	1.74%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2019	2018	2018

Average tangible stockholders' equity:
Average stockholders' equity	$4,017,375	3,939,927	3,732,633
Less: Average goodwill	(1,807,121)	(1,807,121)	(1,808,055)
Average core deposit and other intangible assets	(45,330)	(47,711)	(55,681)
Net average tangible common equity	$2,164,924	2,085,095	1,868,897

Return on average common equity	9.49%	9.60%	9.07%
Adjustment due to goodwill, core deposit and other intangible assets	8.11%	8.54%	9.05%
Return on average tangible common equity (1)	17.60%	18.14%	18.12%
Adjustment due to merger-related charges and gains and losses on sales of investment securities	0.27%	0.32%	0.86%
Return on average tangible common equity excluding merger-related charges, and gains and losses on sales of investment securities	17.87%	18.46%	18.98%

Total average assets	$25,049,954	24,616,733	22,204,599

Book value per common share at quarter end	$52.63	51.18	48.16
Adjustment due to goodwill, core deposit and other intangible assets	(24.02)	(23.91)	(23.92)
Tangible book value per common share at quarter end (9)	$28.61	27.27	24.24

Noninterest expense per diluted share	$1.48	1.54	1.40
Adjustment due to ORE expense and merger-related charges	—	(0.01)	(0.06)
Noninterest expense (excluding ORE expense and merger-related charges) per diluted share	$1.48	1.53	1.34

Equity method investment (17)
Fee income from BHG, net of amortization	$13,290	17,936	9,360
Funding cost to support investment	2,379	2,354	2,004
Pre-tax impact of BHG	10,911	15,582	7,356
Income tax expense at statutory rates	2,852	4,073	1,923
Earnings attributable to BHG	$8,059	11,509	5,433

Basic earnings per share attributable to BHG	$0.10	0.15	0.07
Diluted earnings per share attributable to BHG	$0.10	0.15	0.07

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 for quarters ended prior to Dec. 31, 2018 and 10 to 100 for all subsequent periods to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately).  Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans.  Generally, consumer loans are not subjected to internal risk ratings.

7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period goodwill, core deposit and other intangibles as a percentage of end of period assets.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for loan losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per share computed by dividing total stockholders' equity by common shares outstanding. Tangible book value per share computed by dividing total stockholder's equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. Periods prior to the second quarter of 2018 have been restated to reflect regulatory changes that were adopted in the second quarter of 2018 that permit reciprocal deposits to be treated as core deposits if they otherwise qualify as such. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income, investment gains and losses on sales of securities and merger-related charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate divided by the trailing 12-months fully diluted earnings per share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 39.23 percent for all periods prior to 2018. For 2018 and 2019, tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.